EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bit Digital, Inc. of our report dated March 30, 2021, relating to our audits of the consolidated financial statements of Bit Digital, Inc. and subsidiaries as of and for the year ended December 31, 2020, which appears in the Annual Report on Form 20-F of Bit Digital, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

AUDIT ALLIANCE LLP

/s/ Audit Alliance LLP
Audit Alliance LLP
Singapore

June 11, 2021